Exhibit 99

Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167

Release	Immediately

Contact	Media: Lee Quarles (314-694-2330)
Analysts: Scarlett Lee Foster (314-694-8148)
MONSANTO SEES RECORD SALES IN FISCAL YEAR 2007; SEEDS AND TRAITS
BUSINESS CONTRIBUTES TO STRONG FOURTH QUARTER AND YEAR-END RESULTS
St. Louis — Oct. 10, 2007

	Fourth	Fourth	Fiscal	Fiscal
($ in millions)	Quarter	Quarter	Year	Year
	2007	2006	2007	2006

Net Sales by Segment
Corn seed and traits	$364	$212	$2,807	$1,793
Soybean seed and traits	33	27	901	960
Cotton seed and traits	58	52	319	376
Vegetable and fruit seed	168	155	612	569
All other crops seeds and traits	119	85	325	280

TOTAL Seeds and Genomics	$742	$531	$4,964	$3,978

Roundup and other glyphosate-based herbicides	$632	$632	$2,568	$2,262
All other agricultural productivity products	199	227	1,031	1,054

TOTAL Agricultural Productivity	$831	$859	$3,599	$3,316

TOTAL Net Sales	$1,573	$1,390	$8,563	$7,294

Gross Profit	$653	$480	$4,286	$3,519

Operating Expenses	$1,008	$662	$2,868	$2,348

Interest Expense — Net	$10	$16	$17	$79
Other Expense (Income) — Net	$33	$(2)	$65	$43

Net (Loss) Income	$(210)	$(144)	$993	$689

Diluted (Loss) Earnings per Share (See note 1.)	$(0.39)	$(0.27)	$1.79	$1.25

Items Affecting Comparability — EPS Impact
Loss (Income) on Discontinued Operations	$(0.13)	$0.01	$(0.13)
Delta and Pine Land In-Process R&D Expense	$0.34		$0.34
Tax Charge on Repatriated Earnings		$0.04		$0.04
Cumulative Effect of Change in Accounting Principle		$0.01		$0.01

Diluted (Loss) Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 2.)	$(0.18)	$(0.21)	$2.00	$1.30

Effective Tax Rate (Continuing Operations)	30%	36%	30%	32%

- more -

	Fourth	Fourth	Fiscal	Fiscal
Comparison as a Percent of Net Sales:	Quarter	Quarter	Year	2006
	2007	2006	2007	Year

Gross profit	42%	35%	50%	48%
Selling, general and administrative expenses (SG&A)	38%	34%	22%	22%
Research and development expenses	14%	14%	9%	10%
Income (Loss) before income taxes and minority interest	(25)%	(14)%	16%	14%
Net Income (Loss)	(13)%	(10)%	12%	9%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:
“This year was a benchmark year for our company, as more and more farmers throughout the world rewarded us for the value our products are delivering to their farms. We realized record sales for a fourth consecutive year, made several strategic acquisitions and rewarded shareowners with our largest dividend increase in our history. Our results this year have created a strong foundation for continued earnings growth for our business leading into 2008 and well into the next decade.”
Market Conditions
The 2007 harvest season is well under way throughout the Northern Hemisphere. U.S. corn farmers are harvesting what the U.S. Department of Agriculture (USDA) now estimates to be the largest corn crop ever produced, estimated at approximately 13 billion bushels. The USDA currently estimates that this year’s corn crop is 42 percent harvested, the cotton crop is 30 percent harvested, and the soybean crop is 50 percent harvested.
In South America, farmers are gearing up for planting and during the next several months will be seeding their fields with their crops. Early-season estimates suggest that soybean production in Brazil is expected to remain flat year over year. Meanwhile, farmers in both Brazil and Argentina are expected to increase their plantings of corn as they work to support the growing demand on Latin America export needs.
Operations Update
Monsanto reported record net sales of $1.6 billion for the fourth quarter of fiscal year 2007, which were 13 percent higher than sales in the same period in fiscal year 2006. Key drivers for the quarter were a strong conclusion to the corn seed and traits season in the United States as well as increased corn seed revenues in Argentina and Brazil. Results in the quarter also included results from our Delta and Pine Land (D&PL) cotton business, which included a $186 million in-process research and development (IPR&D) charge.
Monsanto saw record sales of $8.6 billion in the company’s fiscal year 2007. The year-to-date sales were 17 percent higher than sales in fiscal year 2006. Key contributors to the company’s growth included higher worldwide corn seed and traits revenues, as well as increased sales of Roundup and other glyphosate-based herbicides globally. These results were partially offset by lower revenues from the company’s soybean seed and trait business, as farmers reduced the number of acres planted in favor of corn. Results also reflected lower cotton trait revenues, as the total number of acres planted in Australia and the United States were reduced compared with the prior year.
Monsanto reported a net loss of $210 million in the fourth quarter of fiscal year 2007, compared with a reported net loss of $144 million in the same period last year. The increase in the fourth quarter loss related primarily to the D&PL IPR&D charge. For fiscal year 2007, Monsanto reported net income of $993 million which was significantly higher than net income of $689 million in fiscal year 2006.
Loss per share for the fourth quarter was $(0.39) on an as-reported basis, and was $(0.18) on an ongoing basis. Earnings per share (EPS) for fiscal year 2007 were $1.79 on an as-reported basis, and $2.00 on an ongoing basis. (For a reconciliation of ongoing EPS, see page 1. See note 2 for a discussion of ongoing EPS.) As reported EPS results for both periods reflect the effect of discontinued operations for the Stoneville® and NexGen® cottonseed businesses, as well as the D&PL IPR&D charge.

The company’s results also reflect a lower tax rate for continuing operations in 2007 primarily resulting from the resolution of several tax audits and the company’s ability to use net operating loss carry forwards in Argentina. These positive factors were partially offset by approximately 4 points attributable to non-deductible IPR&D charges associated with the company’s recent acquisition of D&PL.
Cash Flow
For fiscal year 2007, net cash provided by operating activities was $1.9 billion, compared with $1.7 billion in the same period in 2006. Net cash required by investing activities was $1.9 billion in fiscal year 2007, compared with net cash required of $625 million for the same period last year. As a result, free cash flow was a use of $57 million for fiscal year 2007, compared with a source of $1 billion in fiscal year 2006. (For a reconciliation of free cash flow, see note 2.) Free cash flow in fiscal year 2007 reflected higher net income and higher spending on acquisitions when compared with fiscal year 2006. Net cash required by financing activities was $583 million for fiscal year 2007, compared with net cash required of $117 million last year.
Outlook
Monsanto said that its full-year 2008 EPS guidance, both on a reported and ongoing basis, is in the range of $2.20 to $2.40. The company’s 2008 EPS guidance reflects a projected growth rate of 10 percent to 20 percent from the fiscal year 2007 EPS ongoing base of $2.00 per share.
The company also confirmed guidance for free cash flow for fiscal year 2008 will be in the range of $800 million to $900 million. The company expects net cash provided by operating activities to be in the range of $1.75 billion to $1.85 billion, and net cash required by investing activities to be approximately $950 million for fiscal year 2008. (For a reconciliation of free cash flow, see note 2.)
Monsanto also noted that it expects that SG&A expense as a percent of sales for fiscal year 2008 will be in the range of 20 percent to 21 percent. The company also confirmed that its R&D expenses as a percent of sales for fiscal year 2008 are expected to be approximately 10 percent.
Trait Acreage Report
As part of today’s announcement, Monsanto published its year-end report on the company’s biotech trait acreage for fiscal year 2007. This report is available on Monsanto’s web site at: www.monsanto.com/monsanto/layout/investor/company/crop.asp.

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit

	Fourth	Fourth	Fiscal	Fiscal	Fourth	Fourth	Fiscal	Fiscal
Seeds and Genomics	Quarter	Quarter	Year	Year	Quarter	Quarter	Year	Year
	2007	2006	2007	2006	2007	2006	2007	2006

Corn seed and traits	$364	$212	$2,807	$1,793	$178	$71	$1,721	$1,019

Soybean seed and traits	33	27	901	960	7	12	588	667

Cotton seed and traits	58	52	319	376	45	46	267	305

Vegetable and fruit seed	168	155	612	569	57	75	267	296

All other crops seeds and traits	119	85	325	280	72	44	171	146

TOTAL Seeds and Genomics	$742	$531	$4,964	$3,978	$359	$248	$3,014	$2,433

($ in millions)	Earnings Before Interest & Taxes (EBIT)

	Fourth	Fourth	Fiscal	Fiscal
Seeds and Genomics	Quarter	Quarter	Year	Year
	2007	2006	2007	2006

EBIT (For a reconciliation of EBIT, see note 2.)	$(397)	$(228)	$905	$794

Unusual Items Affecting EBIT

DPL Acquired In-Process R&D	$(186)	None	$(186)	None

Income (Loss) on discontinued operations	$50	$(6)	$45	$6

Pre-tax Cumulative Effect of Change in Accounting Principle	None	$(5)	None	$(5)

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.
Sales for Monsanto’s Seeds and Genomics segment were $742 million for the fourth quarter of fiscal year 2007, or 40 percent higher than sales in the same period last year.
During the fourth quarter of fiscal year 2007, the company realized increased revenues from its corn seed and traits business. The key factors for growth included a successful conclusion to the seed and traits season in the United States and strong farmer demand for the company’s corn seed products in Argentina and Brazil.
Monsanto realized record segment sales of $5 billion for fiscal year 2007 which were 25 percent higher compared with sales last fiscal year. The key driver for growth in the fiscal year was higher global corn seed and traits revenue. Strong customer demand for the company’s branded corn seed products contributed to a sixth consecutive year of market share gains in the U.S. corn seed market for our DEKALB brand. This year the brand gained 4 percentage points.
The increased corn sales for the fiscal year 2007 were partially offset by lower sales of soybean seeds and traits in the United States, as well as lower sales of cotton traits in Australia and the United States.

Lower sales in the United States reflect farmer planting trends, while the lower sales in Australia were a result of drought conditions.
Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit

	Fourth	Fourth	Fiscal	Fiscal	Fourth	Fourth	Fiscal	Fiscal
Agricultural Productivity	Quarter	Quarter	Year	Year	Quarter	Quarter	Year	Year
	2007	2006	2007	2006	2007	2006	2007	2006

Roundup and other glyphosate-based herbicides	$632	$632	$2,568	$2,262	$219	$146	$854	$648

All other agricultural productivity products	199	227	1,031	1,054	75	86	418	438

TOTAL Agricultural Productivity	$831	$859	$3,599	$3,316	$294	$232	$1,272	$1,086

($ in millions)	Earnings Before Interest & Taxes (EBIT)

	Fourth	Fourth	Fiscal	Fiscal
Agricultural Productivity	Quarter	Quarter	Year	Year
	2007	2006	2007	2006

EBIT (For a reconciliation of EBIT, see note 2.)	$48	$21	$471	$301

Unusual Items Affecting EBIT

Loss on Discontinued Operations	$(2)	$(4)	$(2)	$(5)

Pre-tax Cumulative Effect of Change in Accounting Principle	None	$(4)	None	$(4)

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.
Sales for Monsanto’s Agricultural Productivity segment were $831 million for the fourth quarter of fiscal year 2007, or 3 percent lower compared with sales in the same period last year. Results in the quarter reflect lower sales from the company’s selective chemistry business.
Sales for the segment were $3.6 billion for fiscal year 2007, or 9 percent higher compared with sales in the same period last year. Segment year-to-date sales benefited from higher sales of Roundup and other glyphosate-based herbicides globally primarily in the United States, Brazil, the Europe-Africa region, Asia, Canada and Argentina. Segment sales were partially offset by lower sales from the company’s selective chemistry and dairy businesses.
Webcast Information
In conjunction with this announcement, Monsanto will hold a conference call at 8:30 a.m. central time (9:30 a.m. eastern time) today. The call will focus on these results and future expectations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.
Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com/investor/. Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company
Monsanto Company (NYSE:MON) is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.
Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s most recent periodic report to the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.
Notes to editors: DEKALB and Roundup are registered trademarks owned by Monsanto Company and its wholly owned subsidiaries. All other trademarks are the property of their respective owners.
References to Roundup herbicides in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statements of Consolidated Operations	Three Months	Three Months	12 Months	12 Months
	Ended	Ended	Ended	Ended
	Aug. 31, 2007	Aug. 31, 2006	Aug. 31, 2007	Aug. 31, 2006

Net Sales	$1,573	$1,390	$8,563	$7,294
Cost of Goods Sold	920	910	4,277	3,775

Gross Profit	653	480	4,286	3,519
Operating Expenses:
Selling, General and Administrative Expenses	596	472	1,895	1,638
Research and Development Expenses	226	190	780	710
Acquired In-Process Research and Development	186	—	193	—

Total Operating Expenses	1,008	662	2,868	2,348
Income (Loss) From Operations	(355)	(182)	1,418	1,171
Interest Expense	43	34	139	134
Interest Income	(33)	(18)	(122)	(55)
Solutia-Related Expenses	17	9	40	29
Other Expense (Income) — Net	16	(11)	25	14

Income (Loss) From Continuing Operations Before Income Taxes and Minority Interest	(398)	(196)	1,336	1,049
Income Tax Provision (Benefit)	(119)	(70)	402	337
Minority Interest Expense	5	5	12	17

Income (Loss) From Continuing Operations	(284)	(131)	922	695
Discontinued Operations:
Income (Loss) From Operations of Discontinued Businesses	48	(10)	43	1
Income Tax Provision (Benefit)	(26)	(3)	(28)	1

Income (Loss) on Discontinued Operations	74	(7)	71	—
Income (Loss) Before Cumulative Effect of Accounting Change	(210)	(138)	993	695
Cumulative Effect of a Change in Accounting Principle, Net of Tax Benefit	—	(6)	—	(6)

Net Income (Loss)	$(210)	$(144)	$993	$689

EBIT (See note 2)	$(349)	$(207)	$1,376	$1,095

Basic Earnings (Loss) per Share:(1)
Income (Loss) From Continuing Operations	$(0.52)	$(0.25)	$1.70	$1.29
Income (Loss) on Discontinued Operations	0.13	(0.01)	0.13	—
Cumulative Effect of Accounting Change	—	(0.01)	—	(0.01)

Net Income (Loss)	$(0.39)	$(0.27)	$1.83	$1.28

Diluted Earnings (Loss) per Share:(1)
Income (Loss) From Continuing Operations	$(0.52)	$(0.25)	$1.66	$1.26
Income (Loss) on Discontinued Operations	0.13	(0.01)	0.13	—
Cumulative Effect of Accounting Change	—	(0.01)	—	(0.01)

Net Income (Loss)	$(0.39)	$(0.27)	$1.79	$1.25

Weighted Average Shares Outstanding:(1)
Basic	545.1	542.8	544.1	540.0
Diluted	545.1	542.8	555.0	551.6

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statements of Consolidated Financial Position	As of	As of
	Aug. 31, 2007	Aug. 31, 2006

Assets
Current Assets:
Cash and Cash Equivalents	$866	$1,460
Trade Receivables — Net of Allowances of $217 and $298, respectively	1,499	1,455
Miscellaneous Receivables	407	344
Deferred Tax Assets	449	390
Inventories	1,719	1,688
Other Current Assets	144	124

Total Current Assets	5,084	5,461

Property, Plant and Equipment — Net	2,656	2,418
Goodwill	2,625	1,522
Other Intangible Assets — Net	1,415	1,229
Noncurrent Deferred Tax Assets	732	625
Other Assets	473	473

Total Assets	$12,985	$11,728

Liabilities and Shareowners’ Equity

Current Liabilities:
Short-Term Debt, Including Current Portion of Long-Term Debt	$270	$28
Accounts Payable	649	514
Income Taxes Payable	150	234
Accrued Compensation and Benefits	349	295
Accrued Marketing Programs	517	494
Deferred Revenues	260	120
Miscellaneous Short-Term Accruals	880	594

Total Current Liabilities	3,075	2,279

Long-Term Debt	1,150	1,639
Postretirement Liabilities	542	600
Long-Term Portion of Solutia-Related Reserve	119	155
Other Liabilities	594	530
Shareowners’ Equity	7,505	6,525

Total Liabilities and Shareowners’ Equity	$12,985	$11,728

Debt to Capital Ratio:	16%	20%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statements of Consolidated Cash Flows	12 Months	12 Months
	Ended	Ended
	Aug. 31, 2007	Aug. 31, 2006

Operating Activities:
Net Income	$993	$689
Adjustments to Reconcile Cash Provided by Operating Activities:
Items That Did Not Require (Provide) Cash:
Pre-Tax Cumulative Effect of Change in Accounting Principle	—	9
Depreciation and Amortization Expense	527	519
Bad-Debt Expense	70	47
Stock-Based Compensation Expense	73	63
Excess Tax Benefits from Stock-Based Compensation	(83)	(98)
Deferred Income Taxes	(88)	39
Equity Affiliate Expense — Net	34	31
Acquired In-Process Research and Development	193	—
Other Items	(39)	26
Changes in Assets and Liabilities, Net of the Effects of Acquisitions:
Trade Receivables	(2)	218
Inventories	60	(25)
Accounts Payable and Other Accrued Liabilities	250	135
Solutia-Related Payments	(26)	(34)
PCB Litigation Settlement Proceeds	27	27
Net Investment Hedge Settlement	(23)	(1)
Other Items	(112)	29

Net Cash Provided by Operating Activities	1,854	1,674

Cash Flows Provided (Required) by Investing Activities:
Purchases of Short-Term Investments	(59)	(171)
Maturities of Short-Term Investments	22	300
Capital Expenditures	(509)	(370)
Acquisitions of Businesses, Net of Cash Acquired	(1,679)	(258)
Technology and Other Investments	(54)	(147)
Proceeds from Sale of Stoneville and NexGen Businesses	317	—
Other Investments and Property Disposal Proceeds	51	21

Net Cash Required by Investing Activities	(1,911)	(625)

Cash Flows Provided (Required) by Financing Activities:
Net Change in Financing With Less Than 90-Day Maturities	(5)	(106)
Short-Term Debt Proceeds	8	6
Short-Term Debt Reductions	(8)	(39)
Long-Term Debt Proceeds	8	256
Long-Term Debt Reductions	(281)	(118)
Payments on Other Financing	(16)	(9)
Treasury Stock Purchases	(197)	(114)
Stock Option Exercises	83	116
Excess Tax Benefits From Stock-Based Compensation	83	98
Dividend Payments	(258)	(207)

Net Cash Required by Financing Activities	(583)	(117)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	46	3
Net Increase (Decrease) in Cash and Cash Equivalents	(594)	935
Cash and Cash Equivalents at Beginning of Period	1,460	525

Cash and Cash Equivalents at End of Period	$866	$1,460

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited
1.	All earnings per share figures have been adjusted to reflect the company’s two-for-one stock split which was paid on July 28, 2006, in the form of a 100 percent stock dividend.

2.	EBIT, Ongoing EPS and Free Cash Flow: The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile EBIT, ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EBIT to Net Income (Loss): EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended		12 Months Ended
	Aug. 31,		Aug. 31,
	2007	2006	2007	2006

EBIT — Seeds and Genomics Segment	$(397)	$(228)	$905	$794
EBIT — Agricultural Productivity Segment	48	21	471	301

EBIT— Total	(349)	(207)	1,376	1,095
Interest Expense — Net	10	16	17	79
Income Tax Provision (Benefit)(A)	(149)	(79)	366	327

Net Income (Loss)	$(210)	$(144)	$993	$689

(A)	Includes the income tax provision (benefit) from continuing operations, the income tax benefit on minority interest, the income tax provision (benefit) on discontinued operations, and the income tax benefit on the cumulative effect of a change in accounting principle.
Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS for the fourth quarter and twelve months ended Aug. 31, 2007 and 2006, is included on page 1 of this release.
Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows presented in this release. With respect to the fiscal year 2008 free cash flow target, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year	12 Months Ended
	2008	Aug. 31,
	Guidance	2007	2006

Net Cash Provided by Operating Activities	$1,750 - $1,850	$1,854	$1,674
Net Cash Required by Investing Activities	(950)	(1,911)	(625)

Free Cash Flow	$800 - $900	$(57)	$1,049
Net Cash Required by Financing Activities	N/A	(583)	(117)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	46	3

Net Increase (Decrease) in Cash and Cash Equivalents	N/A	$(594)	$935
Cash and Cash Equivalents at Beginning of Period	N/A	$1,460	$525

Cash and Cash Equivalents at End of Period	N/A	$866	$1,460